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                                                                   EXHIBIT 10(m)


                                    AGREEMENT

         THIS AGREEMENT (this "Agreement") is made and entered into to be effective as of the 1st day of April 2002, by and between Harte-Hanks, Inc., a Delaware corporation (the "Company"), and Larry Franklin ("Executive").

                             Preliminary Statements

         WHEREAS, Executive has served as Chairman of the Board and Chief Executive Officer of the Company and has substantial knowledge and expertise concerning the business and affairs of the Company.

         WHEREAS, Executive has resigned from his office as Chief Executive Officer effective as of the date hereof.

         WHEREAS, the Company desires that Executive remain as Chairman of the Board of the Company and Executive desires to remain in such capacity.

         NOW THEREFORE, in consideration of the agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and Executive agree as follows:

         1. Employment and Duties of Executive.

                  (a) Executive shall serve in the capacity of Chairman of the Board of the Company ("Chairman"), and shall be subject to supervision by the Board of Directors of the Company. In such capacity, Executive shall have all powers granted by the Bylaws of the Company to the Chairman and Executive shall report to the Board of Directors of the Company. For so long as Executive serves as Chairman of the Company, the Company shall nominate and support the election of Executive as a member of the Board of Directors of the Company.

                  (b) While the Company employs Executive, Executive shall devote such time and effort as are necessary for the performance of his duties and responsibilities as Chairman of the Company. It is the expectation of the parties that during the 2002 calendar year Executive shall devote substantially all his business time and effort to his duties and responsibilities as Chairman and a lesser amount of time thereafter. Notwithstanding the foregoing, Executive may spend reasonable amounts of time on personal civic and charitable activities that do not interfere with the performance of his duties and responsibilities to the Company. In addition, Executive may, subject to prior approval by the Board of Directors of the Company, spend reasonable amounts of time serving as an independent director for other companies, provided that such service does not, in the reasonable discretion of the Board of Directors of the Company, constitute or create a conflict of interest.

                  (c) Executive shall observe and comply with the written rules and regulations of the Company respecting its business and shall carry out and perform the directives and policies of the Company as the Board of Directors may from time to time state them to Executive in writing.

         3. Term. The term of Executive's employment under this Agreement shall commence effective as of April 1, 2002 (the "Effective Date") and continue until the third anniversary of the Effective Date (the "Term"), unless Executive's employment is earlier terminated in accordance with the


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terms of the Severance Agreement (as defined in Section 7 below). If during the
Term, Executive's employment is terminated in accordance with the Severance Agreement, the terms and provisions of this Agreement shall terminate at such time, except as otherwise provided for herein. Following the Term, Executive's employment with the Company may continue on such terms as are mutually agreeable to the parties.

         4. Salary. The Company shall pay Executive for his services as Chairman an annual base salary of $650,000 during the first 12 months of the Term, and an annual base salary of $600,000 thereafter, which shall be payable in accordance with the Company's standard payroll practices, but not less than monthly. Such base salary shall not include any benefits made available to Executive or any contributions or payments made on his behalf pursuant to any employee benefit plan or program of the Company, including any health, disability or life insurance plan or program, 401-K plan, retirement plan or similar plan or program of any nature.

         5. Bonus Compensation. For the fiscal year ending December 31, 2002, the Executive shall be eligible for a performance bonus of up to fifty percent of his aggregate base salary paid by the Company during the 2002 fiscal year, including prior to the Effective Date. Such performance bonus shall be payable in accordance with the Company's bonus policy for senior executive officers in effect as of the Effective Date. Executive shall not be entitled to a performance bonus for the Term remaining after December 31, 2002.

         6. Executive Benefits. During the Term, the Company shall provide Executive with all benefits made available from time to time by the Company to its employees and/or senior executive officers generally, such benefits to be in accordance with the Company's policies. Specifically, Executive's benefits shall include participation in medical, dental and vision plans or programs; disability insurance; 401-K plans; life insurance payable to Executive's designated beneficiary and paid vacation up to four weeks per calendar year.

         7. Severance Agreement. The Company and Executive acknowledge and agree that the Amended and Restated Severance Agreement (as amended from time to time, the "Severance Agreement") dated December 15, 2000, between the Company and Executive shall remain in full force and effect (amended as hereby) and shall govern any termination of Executive's employment with the Company. In addition, the Company and Executive agree that on the Effective Date, the Severance Agreement shall be amended as set forth in this Section 7. If during the Term, a Change in Control (as defined in the Severance Agreement) occurs and Severance Compensation (as defined in the Severance Agreement) is due to Executive, the Severance Compensation shall be a lump sum cash amount equal to 200% of the sum of (a) the annual base salary of Executive in effect immediately prior to the Effective Date plus (b) the average of the bonus or incentive compensation of Executive received from the Company for the two fiscal years preceding the Effective Date (such years being the 2000 and 2001 fiscal years). If any terms or provisions of the Severance Agreement are inconsistent with the terms and provisions of this Section 7, the terms and provisions of this Section 7 shall control and supersede the Severance Agreement.

         8. Life Insurance Policy. Promptly after the Effective Date, the Company shall transfer to Executive its fifty percent interest in the $6 million term life insurance policy on Executive currently in existence. The Company shall pay the premiums on such policy through December 31, 2006. This Section 8 shall survive the expiration or termination of this Agreement.

         9. Notice Provision. Any notice, demand or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent by United States registered or certified mail, or postage prepaid, or when faxed to a party at its address or facsimile number specified below:


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                  If to the Company:

                  Harte-Hanks, Inc.
                  200 Concord Plaza drive
                  Suite 800
                  San Antonio, Texas 78216
                  Attention: General Counsel

                  If to Executive:

                  Larry Franklin
                  16451 Lost Cabin
                  San Antonio, Texas  78232

         The parties to this Agreement may change its addresses for notice in the manner provided above.

         10. Headings Non-binding. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions hereof.

         11. Further Assurances. The parties shall execute all documents, provide all information and take or refrain from taking all actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

         12. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns. The services to be performed hereunder are personal to Executive and may not be assigned by an act or omission by Executive, by operation of law or otherwise. The Company shall require any successor, and any corporation or other person which is in control of such successor, to all or substantially all of the business and/or assets of the Company (by asset purchase, stock purchase, merger, consolidation, combination or otherwise), by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement and the Severance Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

         13. Multiple Originals. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

         14. CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

         15. Written Amendments Provision. No supplement, modification or amendment of this agreement or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor shall any such waiver constitute a continuing wavier unless otherwise expressly provided.


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         EXECUTED to be effective as of the date first above written.

                                                HARTE -HANKS, INC.



                                                By:
                                                   ----------------------------
                                                Name:
                                                      -------------------------
                                                Title:
                                                       ------------------------

                                                -------------------------------
                                                Larry Franklin